Exhibit 99.1

Inergy, L.P. Announces Public Offering of Common Units

Kansas City, MO (June 20, 2006) – The Board of Directors of Inergy GP, LLC, the managing general partner of Inergy, L.P. (Nasdaq:NRGY), today announced that it plans to sell 3,750,000 common units in an underwritten public offering, pursuant to an effective shelf registration statement on Form S-3 (File No. 333-132287). This transaction is in lieu of the previously announced private placement of common units to Inergy Holdings, L.P. The underwriters have been granted the option to purchase up to 562,500 additional common units.

Inergy, L.P. intends to use the net proceeds from the offering to repay amounts borrowed under its revolving acquisition credit facility and to fund capital expenditures associated with previously announced capital expansion projects.

Citigroup Global Markets Inc. and Lehman Brothers Inc. will act as book-running managers. This offering of common units will be made only by means of a prospectus. A copy of the prospectus supplement and related base prospectus associated with this offering may be obtained from Citigroup Global Markets Inc.; Brooklyn Army Terminal; 140 58th Street, 8th floor; Brooklyn, New York 11220; Attention: Prospectus Department; phone: 718-765-6732.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering may be made only by means of a prospectus and related prospectus supplement.

Inergy, L.P.’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s (Nasdaq:NRGP) assets consist of its ownership interests in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This news release contains forward-looking statements, which are statements that are not historical in nature. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, the costs and effects of legal and administrative proceedings against us or which may be brought against us, and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy Holdings’ annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Corporate news, unit prices and additional information about Inergy Holdings, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergypropane.com. For more information, contact Mike Campbell in Inergy Holdings’ Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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